UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 23, 2012

LIGHTING SCIENCE GROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20354	23-2596710
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building 2A, 1227 South Patrick Drive, Satellite Beach, Florida 32937

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (321) 779-5520

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Thomas C. Shields as Chief Financial Officer

Thomas C. Shields has been appointed Chief Financial Officer of the Company, effective as of August 23, 2012.

Mr. Shields, age 53, brings to the Company over 20 years of experience in finance and operations. From 1999 to 2011, he served in various executive capacities, including Chief Financial Officer and Chief Operating Officer, at Anadigics, Inc., a global manufacturer of radio frequency semiconductor solutions for the wireless broadband markets. Prior to that, from 1997 to 1999, Mr. Shields was Vice President of Finance and Controller at Thermo Fisher Scientific; from 1994 to 1997, he served as Vice President of Finance and Controller at Harman International Industries, Inc.; and from 1986 to 1994, Mr. Shields served in various executive management positions with Baker & Taylor, Inc.

Pursuant to his offer of employment (the “Offer Letter”), Mr. Shields will receive an annual base salary of $320,000, subject to periodic review in accordance with the Company’s standard payroll review process, and a target bonus of up to 75% of his base salary, with the bonus payment for 2012, if any, to be pro-rated. The bonus metrics are to be determined by the Company’s Board of Directors in the exercise of its sole discretion.

Mr. Shields will also receive, as of August 23, 2012, options to purchase 2,938,199 shares of the Company’s common stock at an exercise price of $1.34 per share. These options will vest in four equal annual installments beginning on the first anniversary of the date of grant.

Mr. Shields’ employment with the Company is “at will” and may be terminated by the Company or Mr. Shields at any time, for any reason, with or without notice. In the event the Company terminates Mr. Shields’ employment for reasons other than cause or change in control, or if he resigns for good reason, Mr. Shields will be entitled to receive severance in an amount equal to (i)

twelve months of his base salary, to be paid to him, at the Company’s option, in either a lump sum within 60 days following the date of termination or over the course of the 12-month period following the date of termination, plus (ii) the annual bonus that he would actually have earned for the year in which termination occurs, prorated through the date of termination.

Additionally, as a condition of his employment, Mr. Shields has agreed to enter into a confidentiality, non-compete and non-solicitation agreement. Pursuant to such agreement, Mr. Shields agrees, among other things, not to disclose trade secrets and confidential information during the term of his employment with the Company and thereafter, not to compete with the Company during the term of his employment and for a period of up to one year thereafter, and not to solicit any client, customer or employee of the Company during the term of his employment and for a period of up to one year thereafter.

The foregoing description of the terms of the Offer Letter does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the Offer Letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Mr. Shields does not have any family relationships with any of the Company’s directors or officers.

Resignation of Gregory T. Kaiser as Chief Financial Officer

Gregory T. Kaiser resigned as Chief Financial Officer of Lighting Science Group Corporation (the “Company”), effective as of August 23, 2012, to pursue other opportunities. Mr. Kaiser will remain employed at the Company through August 31, 2012 (the “Departure Date”). His departure was not the result of any disagreement with the Company regarding its operations, policies, or practices.

Mr. Kaiser will be entitled to receive the following in connection with his departure from the Company: (i) payment of his base salary for a period of 12 months following the Departure Date (the “Severance Period”); (ii) payment of any accrued but unused vacation through the Departure Date; and (iii) accelerated vesting of 250,000 employee stock options previously granted to Mr. Kaiser.

Additionally, Mr. Kaiser remains subject to certain non-competition, non-solicitation and confidentiality provisions during the Severance Period as described in his employment letter with the Company, dated February 10, 2011.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The information in the Exhibit Index of this Current Report on Form 8-K is incorporated into this Item 9.01(d) by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTING SCIENCE GROUP CORPORATION

Date: August 24, 2012	By:	/s/ Steven G. Marton
	Name:	Steven G. Marton
	Title:	Chief Executive Officer

EXHIBIT INDEX

Number	Description of Exhibit

10.1	Offer Letter, dated as of August 23, 2012, between Lighting Science Group Corporation and Thomas C. Shields